UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Intersections Inc.

(Name of Registrant as Specified In Its Charter)

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INTERSECTIONS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Intersections Inc. (the “Company”) will be held at the Washington Dulles Airport Marriott, 45020 Aviation Drive, Dulles, Virginia, 20166 on Wednesday, May 23, 2007, at 11:00 in the morning, local time, for the following purposes:

1. To elect eight Directors.

2. To approve the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.

3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

Stockholders of record at the close of business on April 2, 2007 shall be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors

Michael R. Stanfield

Chairman of the Board

Dated: April 23, 2007
Chantilly, Virginia

IMPORTANT:  PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

PROXY STATEMENT
1. ELECTION OF DIRECTORS
NOMINEES FOR ELECTION
2. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Option Exercises and Stock Vested
PRINCIPAL STOCKHOLDERS
OTHER MATTERS

INTERSECTIONS INC.
14901 BOGLE DRIVE
CHANTILLY, VIRGINIA 20151

PROXY STATEMENT

The accompanying Proxy is solicited by the Board of Directors of Intersections Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Washington Dulles Airport Marriott, 45020 Aviation Drive, Dulles, Virginia, 20166 on Wednesday, May 23, 2007, at 11:00 in the morning, local time, or any adjournments or postponements thereof. Holders of record of the Company’s Common Stock at the close of business on April 2, 2007 shall be entitled to vote on the matters presented at the Meeting. On April 2, 2007, 17,114,247 shares of Common Stock were issued and outstanding and entitled to vote with respect to all matters to be acted upon at the Meeting.

Each proxy duly executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the Meeting, by electing to revoke its proxy and vote its shares personally. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

There is being mailed herewith to each stockholder of record the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2006, which includes the Company’s Annual Report on Form 10-K (excluding exhibits) as filed with the Securities and Exchange Commission. It is intended that this Proxy Statement and form of Proxy will first be sent or given to stockholders on or about April 23, 2007. Additionally, you can access a copy of the Annual Report on the Company’s web site at www.intersections.com.

Each holder of Common Stock is entitled to one vote for each share of stock held by such holder. The presence, in person or by proxy, of holders representing a majority of all the votes entitled to be cast at the meeting will constitute a quorum at the meeting. In accordance with Delaware law, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Directors will be elected by a plurality of the votes cast at the Annual Meeting; each other item on the agenda must receive the affirmative vote of a majority of the shares voted at the Annual Meeting in order to pass. Abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders, whereas broker non-votes are not counted in determining the votes cast with respect to any of these matters submitted to a vote of stockholders. A list of our stockholders will be available for inspection for any purpose germane to the Meeting during normal business hours at our offices at least ten days prior to the Meeting.

The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

It is expected that the following business will be considered at the meeting and action taken thereon:

1.  ELECTION OF DIRECTORS

Pursuant to the Certificate of Incorporation and Bylaws, as amended, the director nominees elected at this Meeting will be elected to serve one-year terms that expire upon the date of the next annual meeting or until their respective successors are duly elected and qualified. The authorized number of directors is presently eight. Each of the current directors has been nominated by our Nominating/Corporate Governance Committee and has decided to stand for re-election. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is presently a director of the Company. If some unexpected occurrence should make necessary, in the Board of Directors’ judgment, the substitution of some other person or persons for these nominees, shares will be voted for such other persons as the Board of Directors may select. The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a director.

The following table sets forth certain information with respect to the nominees:

NOMINEES FOR ELECTION

		Served as a
Name	Age	Director Since

Michael R. Stanfield	56	1996
Thomas G. Amato	61	2004
James L. Kempner	49	2006
Thomas L. Kempner	79	1996
David A. McGough	48	1999
Norman N. Mintz	72	1996
Steven F. Piaker	44	2000
William J. Wilson	70	1996

Michael R. Stanfield co-founded CreditComm, the predecessor to Intersections, in May 1996, and has been Chairman, Chief Executive Officer and a Director since that time. Mr. Stanfield joined Loeb Partners Corporation in November 1993 and served as a Managing Director at the time of his resignation in August 1999. Mr. Stanfield has been involved in management information services and direct marketing through investments and management since 1982, and has served as a director of CCC Information Services Inc. and BWIA West Indies Airways. Prior to beginning his operational career, Mr. Stanfield was an investment banker with Loeb, Rhoades & Co. and Wertheim & Co.

Thomas G. Amato has served on our Board of Directors since January 2004. Mr. Amato currently serves as the Chief Financial Officer of Sentinel Business Systems, Inc., a position he has held since March 2004. Mr. Amato served as Chief Financial Officer of Wavesmith Networks, Inc. from October 2001 until August 2002, and as Vice President and Chief Financial Officer of Tachion Networks, Inc., from January 2000 to September 2001, both of which are privately held telecommunications equipment companies.

James L. Kempner has served on our Board of Directors since August 2006. Mr. Kempner is a Managing Director at Lazard Frères & Co. LLC, which he joined in 1983, and was named a General Partner in 1993. Mr. Kempner has been involved in numerous banking and capital markets transactions, including advising Intersections on its initial public offering, and ran Lazard’s Corporate Finance department from 1995-1998. Mr. Kempner serves on the Board of The New York Eye and Ear Infirmary and its Finance Committee. Mr. Kempner is the son of Thomas L. Kempner.

Thomas L. Kempner has served on our Board of Directors since the inception of CreditComm, the predecessor to Intersections Inc. Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners Corporation and its predecessors since 1979. Mr. Kempner is currently a director of Dyax

Corporation, FuelCell Energy, Inc. and IGENE Biotechnology, Inc., and is currently a director emeritus at Northwest Airlines, Inc. Mr. Kempner is the father of James L. Kempner.

David A. McGough has served on our Board of Directors since August 1999. For more than twenty years, Mr. McGough has been President, Chief Executive Officer and Director of Digital Matrix Systems, Inc. and DMS Services, Inc., companies that specialize in credit data and risk analysis.

Norman N. Mintz has served on our Board of Directors since the inception of CreditComm, the predecessor to Intersections. Mr. Mintz has been Vice President and Managing Director of Loeb Partners Corporation since 1990 and is an executive officer of Loeb Holding Corp. Previously, he was the Executive Vice President for Academic Affairs for Columbia University, where he taught economics, and has been a Professor at New York University and Syracuse University.

Steven F. Piaker has served on our Board of Directors since January 2000. Since August 1994, Mr. Piaker has been a Partner of CCP Equity Partners and its predecessor company, Conning Capital Partners, a private equity firm. He is currently a Director of MezzCap Finance, MMV Financial, Inc. and PayCycle, Inc. Prior to our initial public offering, the holders of our Series C preferred stock had the right to designate two members of our Board of Directors, and Steven F. Piaker previously served as their designee.

William J. Wilson has served on our Board of Directors since the inception of CreditComm, the predecessor to Intersections. Mr. Wilson currently is a principal of CAMBIAR LLC, a consulting firm, and is the sole proprietor of Wilson Connexions LLC, an M&A consultancy. Prior to his retirement in 2003, Mr. Wilson was Chief Executive Officer and Chairman of the Board of Directors of market research company Roper Starch Worldwide Inc., and then Executive Chairman of NOP World, a division of United Business Media Ltd., which acquired Roper Starch Worldwide in August 2001.

The Board of Directors of the Company recommends a vote FOR the election of each named nominee.

CORPORATE GOVERNANCE PRINCIPLES

Our Board of Directors has adopted a comprehensive set of corporate governance principles to reflect its commitment to corporate governance and the role of such principles in building and sustaining stockholder value. These principles are discussed more fully below and are set forth in our Corporate Governance Guidelines and Principles, our Code of Business Conduct and Ethics, our Statement of Policy with Respect to Related Person Transactions and the committee charters for our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. These documents are available under the “Investor Relations” section of our web site at www.intersections.com, or by written request (without charge) to Investor Relations, 14901 Bogle Drive, Suite 300, Chantilly, VA 20151.

Governance Guidelines

Our Corporate Governance Guidelines and Principles set forth overall standards and policies for the responsibilities and practices of our Board of Directors and its committees, including reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions; ensuring processes are in place for maintaining our company’s integrity; assessing our major risks and reviewing options for their mitigation; selecting, evaluating and compensating our chief executive officer and overseeing succession planning; and providing counsel and oversight on the selection, evaluation, development and compensation of senior management.

Code of Business Conduct and Ethics

All of our employees, including our chief executive officer, principal financial officer and principal accounting officer, and our directors are required to comply with our Code of Business Conduct and Ethics. It is our intention to disclose any amendments to, or waivers from, any provisions of this code as it applies to our chief executive officer, principal financial officer and principal accounting officer on our web site within four business days of such amendment or waiver.

Director Independence

Our Corporate Governance Guidelines and Principles provide that independent directors must constitute a majority of the Board with no more than two members of management serving on the Board at the same time. In determining the “independence” of a director, the Board must be guided by the definition of “independent director” under applicable law and the pertinent listing standards of the NASDAQ Global Market.

In determining independence, the Board of Directors reviews whether directors have any material relationship with us and considers all relevant facts and circumstances. In assessing the materiality of a director’s relationship to us, the Board of Directors considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation and is guided by the standards set forth below. The Board of Directors reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. An independent director must not have any material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors has affirmatively determined that the following six director nominees standing for election are independent under the criteria established by the NASDAQ Global Market for independent board members: Thomas G. Amato, James L. Kempner, Thomas L. Kempner, Norman N. Mintz, Steven F. Piaker and William J. Wilson. In addition, David M. Phillips, who served as one of our directors until his death in September 2006, was independent.

The Board of Directors considered the following transactions, relationships and arrangements not disclosed in the “Transactions with Related Persons” section of this proxy statement in making its independence determinations:

•	Thomas L. Kempner is the beneficial owner of 51% of the voting stock of Loeb Holding Corporation, and is the Chairman and Chief Executive Officer of Loeb Partners Corporation, an affiliate of Loeb Holding. Loeb Holding owns 7,127,768 shares, or approximately 41%, of our outstanding common stock and is our largest stockholder.

•	Norman N. Mintz is an executive officer of Loeb Holding Corp.

•	Steven F. Piaker is a partner and member of CCP Fund Managers, LLC, which has investment and voting control over the 1,744,904 shares of our common stock hold by Conning Capital Partners V, L.P.

•	James L. Kempner is a Managing Director at Lazard Frères, which from time to time provides investment banking and financial advisory services to us. Lazard Frères served as a managing underwriter for our 2004 IPO. In addition, Mr. Kempner is the son of Thomas Kempner, the Chairman and Chief Executive Officer of Loeb Holding, our largest stockholder.

Board Meetings and Committees; Annual Meeting Attendance

In 2006, there were eight meetings of the Board of Directors, eight meetings of the Audit Committee, one meeting of the Compensation Committee, four meetings of the Executive Committee and two meetings of the Nominating/Corporate Governance committee. Each Director of the Company attended or participated in excess of 75% of the total number of meetings of the Board of Directors and committees on which he served.

Board members are strongly encouraged to attend our annual meeting of stockholders. Each of our directors attended our 2006 annual meeting.

Audit Committee

The current members of our Audit Committee are Messrs. Amato, Piaker and Wilson. The Board of Directors has determined that Mr. Amato is an “audit committee financial expert.” Each member of the Audit

Committee is an independent director and meets each of the other requirements for Audit Committee members under applicable NASDAQ listing standards. The principal responsibilities of the Audit Committee are:

•	To assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information the Company provides to its stockholders, any governmental body or the public; the Company’s systems of internal controls, established by management and the Board of Directors, regarding finance, accounting, legal compliance and ethics; and the Company’s auditing, accounting and financial reporting processes generally;

•	To serve as an independent and objective body to monitor the Company’s financial reporting process and internal control system;

•	To select, evaluate and, when appropriate, replace the Company’s independent auditors;

•	To review and appraise the audit efforts of the Company’s independent accountants and internal auditing department; and to provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department (or other personnel responsible for the internal audit function), and the Board of Directors;

•	To establish procedures for (i) the receipt, retention and treatment of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

•	To approve all related party transactions.

Compensation Committee

Our current Compensation Committee consists of Messrs. Thomas Kempner, Piaker and Wilson. Each member of the Compensation Committee is an independent director under applicable NASDAQ listing standards, an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986 and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The principal duties of the Compensation Committee are:

•	To ensure the Company’s senior executives are compensated effectively in a manner consistent with the Company’s stated compensation strategy, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies; and

•	To communicate to stockholders the Company’s compensation policies and the reasoning behind such policies, as required by the SEC.

Executive Committee

Our current Executive Committee consists of Messrs. Thomas Kempner, Piaker and Stanfield. The principal duties of the Executive Committee are:

•	To exercise the authority of the Board of Directors with respect to matters requiring action between meetings of the Board of Directors; and

•	To decide issues from time to time delegated by the Board of Directors.

Nominating/Corporate Governance Committee

Our current Nominating/Corporate Governance Committee consists of Messrs. Amato, James Kempner and Mintz. Each member of this committee is an independent director under applicable NASDAQ listing standards. The principal duties of the Nominating/Corporate Governance Committee are:

•	To recommend to the Board of Directors proposed nominees for election to the Board of Directors by the stockholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the Board of Directors to fill vacancies which occur between stockholder meetings;

•	To develop and recommend to the Board of Directors a code of business conduct and ethics and to review the code at least annually;

•	To make recommendations to the Board of Directors regarding corporate governance matters and practices and to oversee an annual evaluation of the performance of the Board of Directors and management; and

•	To annually evaluate this committee’s performance and charter.

Nomination of Directors

The Board as a whole is responsible for nominating individuals for election to the Board of Directors by the stockholders and for filling vacancies on the Board of Directors that may occur between annual meetings of the stockholders. The Nominating/Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the entire Board based upon the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board of Directors, and will consider recommendations for potential directors from other directors or stockholders.

Stockholders who wish to recommend a nominee should send nominations directly to the Secretary of the Company that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including the nominee’s name and business experience. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The recommendation must be received by the Secretary of the Company at its principal executive offices not later than the date for stockholder proposals set forth herein under “Other Matters — Stockholder Proposals.”

We did not receive for this Meeting any recommended nominees for director from any of our stockholders, non-management directors, chief executive officer, other executive officers or third-party search firms. We do not currently pay any fees to third parties to identify or evaluate or assist in identifying or evaluating potential nominees for director.

In evaluating a person as a potential nominee to serve as a director of the Company, our Nominating/Corporate Governance Committee considers, among other factors, the following:

•	Whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company, its management or their affiliates;

•	Whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

•	Whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company;

•	The contribution which the person can make to the Board of Directors and the Company, with consideration being given to the person’s business and professional experience, education and such other factors as the committee may consider relevant; and

•	The character and integrity of the person.

The committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for audit committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the committee determines whether to interview the prospective nominee and, if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the committee makes a recommendation to the full Board as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation and report of the committee.

There are no differences in the manner in which the Nominating/Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.

In August 2006, the Board elected James L. Kempner as a director based on the recommendation of the Nominating/Corporate Governance Committee. Mr. Kempner was recommended by the chief executive officer and non-management directors.

Communications with Non-Management Directors

The Nominating/Corporate Governance Committee approved a process for handling communications received by the Company and addressed to non-management members of the Board of Directors. Stockholders and other parties interested in communicating with any directors of the Company (or the Board of Directors as a group), may do so by writing to the Secretary of the Company, at the Company’s principal executive offices. He will review all such correspondence and regularly forward to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in his opinion, deals with the functions of the Board of Directors or committees thereof or that he otherwise determines requires the attention of the Board of Directors. The Board of Directors, or any member thereof, may at any time request that copies of all such correspondence be forwarded to the Board of Directors.

Correspondence relating to accounting, internal controls or auditing matters are handled by the Audit Committee in accordance with its procedures. Communications which consist of stockholder proposals must instead follow the procedures set forth under “Other Matters — Stockholder Proposals” and, in the case of recommendations for director candidates, the procedures set forth under “Corporate Governance Principles — Nomination of Directors.”

Executive Sessions of Non-Management Directors

The non-management directors of our Board meet in executive session several times during the year, generally at regularly scheduled meetings of the Board of Directors or as considered necessary or appropriate. A presiding director is chosen by the non-management directors to preside at each meeting and does not need to be the same director at each meeting.

Compensation of Directors

Employee directors do not receive any separate compensation for their Board activities. For each of 2006 and 2007, each non-employee director received an annual cash retainer of $30,000, payable in quarterly installments. In 2006, each non-employee director received a grant of restricted stock units for 5,000 shares, which vest in three equal annual installments starting March 1, 2007. In addition, for each of 2006 and 2007, the Chairman of our Audit Committee receives an additional annual cash retainer of $6,000, payable in quarterly installments. We also reimburse our non-employee directors for reasonable expenses they incur in attending Board or committee meetings.

The following table provides information on compensation for non-employee directors who served during 2006.

	Fees Earned or
Name	Paid in Cash ($)	Stock Awards ($)(3)	Total ($)

Mr. Amato	36,000	12,318	48,318
James L. Kempner(1)	12,500	11,250	23,750
Thomas L. Kempner	30,000	12,318	42,318
Mr. McGough	30,000	12,318	42,318
Mr. Mintz	30,000	12,318	42,318
Mr. Phillips(2)	22,500	47,153	69,653
Mr. Piaker	30,000	12,318	42,318
Mr. Wilson	30,000	12,318	42,318

(1)	Mr. Kempner was elected to the Board in August 2006.

(2)	Mr. Phillips served as a director until his death in September 2006. The grant of restricted stock units for 5,000 shares immediately vested upon Mr. Phillips’ death on September 29, 2006.

(3)	The amount shown for stock awards relates to RSU’s granted under our 2006 Stock Incentive Plan. The grant date fair value computed in accordance with SFAS 123R of each stock award was $9.43, except the grant date fair value for Mr. James Kempner was $9.45.

2.  APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and the stockholders’ best interests. A representative of Deloitte & Touche LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees billed for audit and other services rendered by Deloitte & Touche LLP in 2006 and 2005:

	2006	2005
	Actual Fees	Actual Fees

Audit fees(1)	$1,135,299	$757,302
Audit Related Fees(2)	66,390	—
Tax Fees(2)	—	10,920
All Other Fees(3)	1,800	1,500

Total Fees	$1,203,489	$769,722

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews (including SOX related fees), notwithstanding when the fees and expenses were billed or when the services rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed. Audit related fees for 2006 include expenses for services rendered in connection with acquisition and joint venture transactions.

(3)	Includes sales tax related services and annual software subscription fee.

Audit Committee Pre-Approval Policy

The policy of the Audit Committee provides for pre-approval of the yearly audits, quarterly reviews and tax compliance on an annual basis. As individual engagements arise, they are approved on a case-by-case basis. The Audit Committee may delegate to one or more of its members pre-approval authority with respect to permitted services. All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit Committee Consideration of these Fees

The Audit Committee has considered whether the provisions of the services covered under the categories of “Audit Related Fees,” “Tax Fees” and “All Other Fees” are compatible with maintaining the independence of Deloitte & Touche LLP.

The Board of Directors of the Company recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Audit Committee Report

The Audit Committee consists of Thomas G. Amato, Steven F. Piaker and William J. Wilson, all of whom are independent directors under the applicable NASDAQ listing standards. The Audit Committee operates under a written charter, which was adopted by the Board of Directors.

Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee approves the selection and appointment of the Company’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the Board of Directors.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. In this context, the Audit Committee met separately with each of management, the internal auditors and the independent registered public accounting firm to provide each with the opportunity to discuss any matters that should be discussed privately without the others present. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU § 380).

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm its independence. The Audit Committee also considered whether the provision by Deloitte & Touche LLP of certain other non-audited related services to the Company is compatible with maintaining such auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Audit Committee

Thomas G. Amato (Chair)
Steven F. Piaker
William J. Wilson

EXECUTIVE COMPENSATION

The table below sets forth certain information regarding compensation paid or accrued for 2006 to our chief executive officer, each person who served as our principal financial officer during 2006, each of our three most highly compensated executive officers who were serving as executive officers at the end of 2006, and two other persons who were not serving as executive officers at the end of 2006. We refer to these persons as our named executive officers.

Summary Compensation Table

						All Other
				Stock	Option	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)(5)	($)(6)	Total ($)

Michael R. Stanfield	2006	400,000	400,000	369,554	—	35,480	1,205,034
Chief Executive Officer
Madalyn Behneman	2006	154,038	48,938	12,318	14,988	—	230,282
Acting Principal Financial Officer
John M. Casey(1)	2006	192,492	40,000	—	—	275,753	508,245
Former Principal Financial Officer
Debra R. Hoopes(2)	2006	61,993	—	—	—	154,958	216,951
Former Principal Financial Officer
Neal Dittersdorf	2006	265,000	159,000	98,548	—	20,033	542,581
Chief Legal Officer
George K. Tsantes	2006	264,083	127,200	98,548	—	21,202	511,033
Executive Vice President and Chief Technology Officer
Steven Schwartz	2006	199,039	76,267	36,955	—	—	312,261
Executive Vice President, Endorsed Credit and Security Sales
Kenneth D. Schwarz(3)	2006	300,000	152,880	—	—	778,522	1,231,402
Former President, Consumer & Small Business
C. Patrick Garner(4)	2006	224,231	—	—	—	418,752	642,985
Former Chief Marketing Officer and President-Intersections Consumer Direct

(1)	Mr. Casey’s employment with Intersections terminated effective September 30, 2006. Mr. Casey joined Intersections in January 2006, and the salary amount for 2006 is based on a partial year with a total base salary of $265,000. See “Severance and Release Agreements” below.

(2)	Ms. Hoopes’s employment with Intersections terminated effective March 31, 2006. The salary amount for 2006 is based on a partial year payment with a total base salary of $210,000. See “Severance and Release Agreements” below.

(3)	Mr. Schwarz was no longer serving as an executive officer of Intersections at the end of 2006. Mr. Schwarz’s employment with Intersections terminated effective January 3, 2007. See “Severance and Release Agreements” below.

(4)	Mr. Garner’s employment with Intersections terminated effective October 27, 2006. The salary amount for 2006 is based on a partial year payment with a total base salary of $265,000. See “Severance and Release Agreements” below.

(5)	Forfeitures for the year ended December 31, 2006 were 180 thousand for executive officers. Please see our 2006 Form 10-K filed March 16, 2007 for a discussion on the valuation assumptions of the SFAS 123R Share Based Payment calculation.

(6)	The column “All Other Compensation” consists of:

•	severance for Mr. Casey ($265,000), Ms. Hoopes ($153,461), Mr. Schwarz ($759,231) and Mr. Garner ($400,558); and

•	perquisites and personal benefits totaling $10,000 or more, which included 2007 annual membership dues for a corporate country club membership for Mr. Stanfield; automobile allowances for Messrs. Stanfield, Casey, Dittersdorf, Tsantes, Schwarz and Garner; and supplemental health insurance benefit allowances and the Company’s 401(k) matching contribution for Messrs. Stanfield, Dittersdorf, Tsantes, Schwarz and Garner.

Employment and Noncompetition Agreements

We have entered into employment agreements with Messrs. Stanfield, Dittersdorf, Tsantes and John G. Scanlon. The agreements provided for an initial base salary for each of the executives, subject to annual discretionary increases. Any subsequent increase in base salary is deemed to be the new base salary for purposes of the agreement. The current base salary for each of the executives party to an employment agreement reflect the annual discretionary increases granted by our Board of Directors. Each executive is eligible to receive an annual bonus based upon the meeting of goals to be set by the Compensation Committee, an annual car allowance equal to 4% of his base salary and supplemental medical coverage not to exceed 5% of his base salary. In addition, Mr. Tsantes was entitled to an initial grant in January 2005 of stock options for 125,000 shares of common stock at fair market value.

Each agreement provides for at-will employment and may be terminated by us or the executive for any reason upon 60 days’ notice or for cause. In addition, each agreement provides that in the event of the death or disability of the executive or termination by us without cause or by the executive for good reason, the executive will be entitled to receive:

•	any earned and unpaid base salary;

•	any bonus due at the time of termination;

•	medical benefit continuation for up to 18 months for the executive and his dependents (or, for Mr. Scanlon, one month of base salary for each 30-day period of his employment after the first 90 days of employment, up to 12 months); and

•	solely in the event of a termination by us without cause or by the executive for good reason, a one-time cash payment equal to the cash compensation, including base salary and bonus, received by the executive during the prior 18-month period (or, for Mr. Scanlon, one month of base salary for each 30-day period of his employment after the first 90 days of employment, up to 12 months), or 30-month period if termination occurs within 12 months after a change in control (or, or Mr. Scanlon, one and one-half times his annual base salary), under this or any prior agreement in exchange for a general release.

For purposes of the agreements, good reason means, after notice and a 30-day cure period:

•	a reduction in the base salary and/or in the aggregate benefits provided under the agreement;

•	the relocation of the executive’s office to any location outside of a 30-mile radius from the current location;

•	our material breach of the employment agreement; or

•	our failure to obtain an agreement from any successor to guarantee or assume our performance under the employment agreement;

except that in the event of a change in control, we shall cease to have a 30-day cure period.

For purposes of the agreements, change of control generally means:

•	the acquisition of 30% or more of our common stock, unless the acquisition is by us, any existing director or officer, any of our employee benefit plans or by any corporation owned by our stockholders in substantially the same proportions as their ownership of us;

•	a merger or consolidation, unless our shareholders continue to control at least 50% of our voting power after the transaction; or

•	the sale of all or substantially all of our assets.

Each employment agreement also provides that the executive shall not divulge confidential information, shall assign intellectual property rights to us and shall not compete with us or solicit our customers or employees for a period of 18 months after termination of the executive’s employment.

Severance and Release Agreements

We entered into severance and release agreements with several of our named executive officers upon the termination of their employment during 2006.

Kenneth D. Schwarz

We entered into a severance and release agreement on January 5, 2007 with Kenneth D. Schwarz, our former President, Consumer Solutions, which superseded all of the provisions (other than the prohibitions on disclosing confidential information, competing with us, soliciting our customers or employees and similar matters) of Mr. Schwarz’s employment agreement, including those relating to termination and severance payments. The terms of Mr. Schwarz’s employment agreement were substantially identical to the terms described above in the employment agreements currently in effect with the company’s other executive officers. The severance and release agreement provided for the following:

•	Mr. Schwarz will receive the following payments (subject to required withholding): (1) a severance benefit equal to $737,308, payable in a lump sum on the date which is one hundred and eighty one days following the termination of his employment; (2) an amount equal to $21,923 for earned but unused vacation, payable in a lump sum within 5 business days of the effective date of the agreement; and (3) an amount equal to $152,880 for any amounts owed under any of the Company’s bonus plans, payable in a lump sum within 5 business days of the effective date of the agreement;

•	Mr. Schwarz and any covered dependents shall receive continuation coverage under COBRA under the Company’s group medical and dental plans, provided that Mr. Schwarz and any covered dependents are eligible and timely elect such continuation coverage;

•	Mr. Schwarz has agreed to extend the term of his non-competition and non-solicitation covenants from 18 months to 30 months; and

•	A general release of the Company from Mr. Schwarz for all claims arising from Mr. Schwarz’s employment or as a result of the termination thereof.

C.	Patrick Garner

We entered into a severance and release agreement in October 2006 with C. Patrick Garner, our former Chief Marketing Officer and President-Intersections Consumer Direct, which superseded all of the provisions (other than the prohibitions on disclosing confidential information, competing with us, soliciting our customers or employees and similar matters) of Mr. Garner’s employment agreement, including those relating to termination and severance payments. The terms of Mr. Garner’s employment agreement were substantially identical to the terms described above in the employment agreements currently in effect with the company’s other executive officers. The severance and release agreement provided Mr. Garner with the severance and related benefits as required by a termination without cause under his employment agreement. As a result, he will receive a lump sum severance benefit in an amount equal to $400,558 in April 2007.

John M. Casey

We entered into a severance and release agreement in September 2006 with John M. Casey, our former Executive Vice President and Chief Financial Officer, which superseded all of the provisions (other than the prohibitions on disclosing confidential information, competing with us, soliciting our customers or employees and similar matters) of Mr. Casey’s employment agreement, including those relating to termination and severance payments. The terms of Mr. Casey’s employment agreement were substantially identical to the terms described above in the employment agreements currently in effect with the company’s other executive officers, except that Mr. Casey was entitled to a $40,000 up-front payment and reimbursement of commuting expenses to defray his initial relocation expenses.

The severance and release agreement provided for the following:

•	Mr. Casey received a lump sum severance benefit equal to $265,000;

•	Mr. Casey and any covered dependents shall receive continuation coverage under COBRA under the Company’s group medical and dental plans, provided that Mr. Casey and any covered dependents are eligible and timely elect such continuation coverage;

•	Mr. Casey will be reimbursed for certain additional relocation expenses, not to exceed $10,000; and

•	A general release of the Company from Mr. Casey for all claims arising from Mr. Casey’s employment or as a result of the termination thereof.

Debra R. Hoopes

We entered into an agreement in January 2006 with Debra R. Hoopes, pursuant to which Ms. Hoopes would no longer serve as our Chief Financial Officer. The agreement provided for the following:

•	Ms. Hoopes remained employed as CFO or in such other capacity as is designated by the CEO through March 31, 2006 or such earlier date as determined by the CEO. For this period of employment, Ms. Hoopes was paid at her current salary rate;

•	Ms. Hoopes received a bonus of $25,000 for 2005 in accordance with the terms of the 2005 bonus plan;

•	Ms. Hoopes was paid $3,500 upon execution of the agreement, and subject to performance of her duties until her termination date (either March 31, 2006 or an earlier date designated by the CEO), Ms. Hoopes was entitled to receive post-employment severance equal to her annual base salary for 2006 less the amount she has been paid in 2006 for her employment through her termination, or $153,461, in each case, in exchange for a general release of claims relating to her employment;

•	The term of Ms. Hoopes’ outstanding vested options was extended to December 31, 2006. All unvested options as of her termination date terminated; and

•	Ms. Hoopes agreed to be subject to non-compete and non-solicitation provisions for 12 months after the date of termination of her employment.

Potential Payments upon Termination or Change-in-Control

Under the individual employment agreements with our CEO and certain of our current named executive officers, each person would be entitled to receive the following estimated payments and benefits upon a termination of employment or termination of employment with or without a change-in-control. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a termination of employment, or termination of employment or resignation with good reason with a change-in-control, were to occur. In certain circumstances in connection with a change-in-control, we may establish or fund trusts to secure our (or our successors’) obligations to make payments under the agreements in advance of the time payment is due.

The table reflects the amount that could be payable under the various arrangements assuming that the termination of employment or change-in-control occurred at December 31, 2006.

		Involuntary		Involuntary
		Not for Cause		Termination or Good
		Termination or		Reason Resignation
		Good Reason	For Cause	(After a Change-in-
	Voluntary	Resignation	Termination	Control)		Disability/Death
	Resignation	on	on	on		on
Name	12/31/2006(1)	12/31/2006	12/31/2006(1)	12/31/2006		12/31/2006

Mr. Stanfield	$52,335	$1,189,935	$52,335	$1,616,935		$539,935
Mr. Dittersdorf	$30,893	$675,428	$30,893	$965,678		$247,928
Mr. Tsantes	$14,779	$620,014	$14,779	$933,185	(2)	$200,014

(1)	Consists of accrued paid leave.

(2)	As of December 31, 2006, Mr. Tsantes had been employed by Intersections for fewer than thirty months. Under our employment agreement with Mr. Tsantes, in the event he has not been employed for thirty months at the time of termination with change-in-control his severance payment equals a daily pro rated amount of salary plus bonus actually paid during his employment times nine hundred.

Our other named executive officers are not entitled to any payments or benefits upon a termination of employment or a change-in-control; however, we retain the discretion (in our sole option) to compensate these officers upon any future termination of employment or a change-in-control.

Grants of Plan-Based Awards

The following table sets forth information regarding the grants of stock options and RSUs during 2006 to each of the named executive officers.

		All Other Stock	Grant Date
		Awards: Number	Fair Value of
		of Shares of	Stock and
Name	Grant Date	Stock or Units(1)	Option Awards

Mr. Stanfield	05/24/2006	150,000	$9.43
Ms. Behneman	05/24/2006	5,000	9.43
Mr. Casey	05/24/2006	65,000	9.43
Ms. Hoopes	05/24/2006	—	9.43
Mr. Dittersdorf	05/24/2006	40,000	9.43
Mr. Tsantes	05/24/2006	40,000	9.43
Mr. Schwartz	05/24/2006	15,000	9.43
Mr. Schwarz	05/24/2006	75,000	9.43
Mr. Garner	05/24/2006	40,000	9.43

(1)	The restricted stock units were granted under our 2006 Stock Incentive Plan and vest in three equal installments on March 1, 2007, March 1, 2008 and March 1, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for each of the named executive officers as of December 31, 2006.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities				Market Value of
	Underlying	Underlying	Option		Number of Shares	Shares or Units of
	Unexercised	Unexercised	Exercise		or Units of Stock	Stock That Have
	Options (#)	Options (#)	Price	Option	That Have Not	Not Vested
Name	Exercisable	Unexercisable	($)	Expiration Date	Vested (#)(1)	($)

Mr. Stanfield	354,325	—	$12.61	8/24/2009	150,000	$1,584,000
	314,445	—	$0.45	8/24/2009	—	—
	228,910	—	$25.23	8/24/2009	—	—
	124,860	—	$7.75	11/1/2010	—	—
	55,493	—	$25.23	11/1/2010	—	—
	83,240	—	$8.11	2/8/2012	—	—
	49,944	—	$8.11	12/24/2012	—	—
	49,944	16,648	$8.11	1/2/2013	—	—
	275,000	—	$17.00	4/30/2014	—	—
	250,000	—	$13.00	1/19/2015	—	—
Ms. Behneman	12,500	12,500	$10.85	6/12/2015	5,000	$52,800
Mr. Casey	—	—			—	—
Ms. Hoopes	—	—			—	—
Mr. Dittersdorf	29,133	9,712	$8.11	1/2/2013	40,000	$422,400
	75,000	—	$17.00	4/30/2014	—	—
	50,000	—	$13.00	1/19/2015	—	—
Mr. Tsantes	125,000	—	$13.00	1/19/2015	40,000	$422,400
Mr. Schwartz	20,000	—	$17.00	4/30/2014	15,000	$158,400
	25,000	—	$13.00	1/19/2015	—	—
Mr. Schwarz	69,782	—	$12.61	4/3/2007	—	—
	64,510	—	$25.23	4/3/2007	—	—
	14,473	—	$7.75	4/3/2007	—	—
	108,212	11,098	$8.11	4/3/2007	—	—
	125,000	—	$17.00	4/3/2007	—	—
	125,000	—	$13.00	4/3/2007	—	—
Mr. Garner	135,000	—	$17.00	1/27/2007	—	—
	50,000	—	$13.00	1/27/2007	—	—
	—	—	$17.00	4/30/2014

(1)	The restricted stock units vest in three equal installments on March 1, 2007, March 1, 2008 and March 1, 2009.

Option Exercises and Stock Vested

The following table sets forth information on option exercises and vesting of restricted stock units in 2006 for each of the named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

Mr. Stanfield	98,000	$918,856	—	—
Ms. Behneman	—	—	—	—
Mr. Casey	—	—	—	—
Ms. Hoopes	—	—	—	—
Mr. Dittersdorf	—	—	—	—
Mr. Tsantes	—	—	—	—
Mr. Schwartz	—	—	—	—
Mr. Schwarz	67,900	$345,658	—	—
Mr. Garner	5,549	$12,485	—	—

Equity Incentive Plans

We have in effect the 1999 Stock Option Plan, the 2004 Stock Option Plan and the 2006 Stock Incentive Plan. We have issued 3,884,814 shares under the 1999 Plan and do not intend to issue further options under the 1999 Plan. The 2004 Plan provides for us to issue options to purchase 2,775,000 shares of common stock, and we have issued 2,404,845 shares under the 2004 Plan. The 2006 Plan provides us to issue 2,500,000 shares of common stock, and we have issued 1,533,000 shares under the 2006 Plan. The 2006 Plan numbers include the grant of 959,000 shares on March 7, 2007. Awards under the 1999 Plan and 2004 Plan may take the form of incentive stock options and nonqualified stock options, and awards under the 2006 Plan may take the form of incentive stock options, nonqualified stock options, restricted stock awards and/or restricted stock units. The Compensation Committee administers the Plans, selects the individuals who will receive awards and establishes the terms and conditions of those awards. Shares of common stock subject to awards that have expired, terminated, or been canceled or forfeited are available for issuance or use in connection with future awards.

The following table sets forth information as of December 31, 2006 regarding the existing compensation plans and individual compensation arrangements pursuant to which the Company’s equity securities are authorized for issuance to employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers, or lenders) in exchange for consideration in the form of goods and services.

	A	B	C
Number of Securities
Remaining Available
	Number of Securities		for Future Issuances
	to be Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding
Plan Category	Warrants and Rights	Warrants and Rights	Securities in Column A)

Equity compensation plans approved by security holders	4,403,567	$11.54	2,573,344
Equity compensation plans not approved by security holders	—	—	—

Total	4,403,567		2,573,344

Compensation Committee Interlocks and Insider Participation

Thomas L. Kempner, Steven Piaker and William J. Wilson, and David M. Phillips until his death in September 2006, were members of the Compensation Committee in all or part of 2006. None of the executive officers of the Company has served on the Board of Directors or Compensation Committee of any other entity that has had any of such entity’s officers serve either on the Company’s Board of Directors or Compensation Committee.

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee is responsible for approving the level of compensation paid to the Company’s executive officers, subject to review by the Board of Directors of compensation paid to the Company’s CEO, determining awards under, and administering, the Company’s incentive-compensation plans and equity-based compensation plans, and reviewing and establishing any and all other executive compensation plans adopted from time to time by the Company. The Company’s philosophy for compensating executive officers is designed to attract, retain, motivate and reward key executives in the Company’s highly competitive industry.

In 2004, in preparation of our initial public offering of our common stock, we formulated a preliminary compensation philosophy which was designed to provide a market competitive, performance based compensation package consisting of base salary, annual bonuses and long term equity awards for performance. Since then, our Compensation Committee has taken steps to implement this program. Our Compensation Committee has responsibility for designing and implementing our compensation program for the CEO and other executives. The Committee evaluates the performance of the CEO and determines his compensation in light of the goals and objectives of the compensation program. Based on all the criteria discussed herein, the Compensation Committee set the compensation package for the CEO. Based on initial recommendations and input from the CEO, the Committee assesses the performance of the other executives and determines their compensation. Our Compensation Committee has the authority to retain advisors and compensation consultants to assist the Committee in implementing the compensation policy but has determined not to do so. The Committee relies on our management and employees to provide it with relevant market data about our peer companies.

Compensation Objectives

The philosophy behind compensation is to align executive compensation with the interests of stockholders, attract, retain and motivate a highly competent team of executives, link pay to performance, achieve a balance between short-term and long-term results, teamwork and individual contributors and utilize equity as a significant reward for performance. The discussion under this Compensation Discussion and Analysis relates to the named executive officers included in the Summary Compensation Table.

The Committee’s executive compensation program is intended to provide our named executive officers with overall levels of compensation that are competitive within the company’s industry and geographic region, as well as within a broader spectrum of companies of comparable size and complexity. The primary components of the program consist of base salary, annual bonuses and long-term equity compensation. As a result, two key elements of compensation depend upon the performance of the executive, including (a) a cash bonus that is based in part on our overall company performance and in part on an assessment of the executive’s performance against pre-determined measures within the context of our overall performance and (b) equity compensation in the form of stock options, restricted stock and/or RSUs, the value of which is contingent on the performance of our stock, subject to time vesting to require continued service with us. Salary and bonuses are designed to reward annual results, together with reward for results that contribute to long term growth, and to be commensurate with the executive’s scope of responsibility and effectiveness. Long-term equity compensation focuses on our company achieving long-term sustained results. There is no pre-established policy for allocating between either cash and non-cash compensation or short-term or long-term compensation. The Committee determines the appropriate level and mix of compensation on an annual basis, subject to the terms of any employment agreements.

Implementation

The Committee reviewed the available information for a peer group of companies selected by it. The Committee selected a peer group of 19 small companies from the Forbes list of the 200 Best Small Companies or The Washington Post’s list of the 125 largest public companies in the DC metropolitan area. The Compensation Committee believes that the variances of executive compensation among the peer group indicate that in setting executive compensation the companies in the peer group look to factors particular to those companies’ respective financial and business objectives, markets and circumstances, and that statistical means and similar calculations do not provide useful guidance for the Company. The Committee concluded, however, that the total compensation package for the executive officers is reasonable in comparison to available competitive compensation information.

Base Salary

In setting base pay for the CEO and other executive officers, the Compensation Committee reviews the following quantitative and qualitative factors: company performance, the executive’s individual performance and scope of responsibility, competitive market pay information and practices, internal equity and other considerations. In connection with extending any existing employment contracts with any named executive officers or entering into new employment agreements, the Compensation Committee would likely use the same criteria in setting base salary.

Annual Bonus

The Compensation Committee and Board of Directors approved for 2006 an annual management bonus plan for our executive officers and other key employees. The 2006 bonus plan established a point-based system for the Company’s two divisions, with the senior management of each division measured against the performance of that division and the Company meeting or exceeding certain corporate goals. The plan was intended to measure and reward participants based both on items within such participant’s sphere of influence and overall corporate performance with the goal to enhance short- and long-term value. Points were awarded to participants upon achieving various objectives and milestones, including pretax income, revenue, subscriber retention and other corporate and strategic goals, and increased or decreased in proportion to the percentage by which the targeted levels are exceeded or missed. Each participant had a proposed bonus target equal to a percentage of base salary that was determined in advance based on the participant’s title. The actual bonus was the target adjusted at year-end based on company performance and individual performance rating. Finally, the Compensation Committee and the Board of Directors retained discretion to modify the bonus awards to any participant.

Messrs. Stanfield and Dittersdorf and Ms. Behneman were evaluated 100% on overall corporate performance, which incorporates the performance of both divisions. Messrs. Schwartz and Tsantes were evaluated based on a combination of their respective individual divisional goals and overall corporate performance. Mr. Schwarz was evaluated based on a combination of his respective individual divisional goals and overall corporate performance based on the data available at the time of the termination of his employment.

The following table sets forth for 2006, the bonus at plan and actual bonus paid, as a percentage of base salary, for each of our named executive officers:

	Bonus	Actual
Name	at Plan	Bonus

2006
Mr. Stanfield	110%	100%
Ms. Behneman	30%	31%
Mr. Dittersdorf	60%	60%
Mr. Tsantes	60%	48%
Mr. Schwartz	40%	38%
Mr. Schwarz	80%	51%

The Compensation Committee approved for 2007 an annual management bonus plan for our executive officers and other key employees. The annual management bonus plan was further reviewed and approved by the independent members of our Executive Committee. The 2007 bonus plan establishes a point-based system measured against the Company meeting or exceeding certain corporate objectives and goals and the participant’s individual performance. Under the 2007 bonus plan, points are awarded to each participant based on measurement against goals and objectives in three different categories:

•	Financial Objectives. Achievement by the Company of certain corporate financial objectives measured both for the year and during the fourth fiscal quarter of the year, including revenue and earnings before interest, taxes, depreciation and amortization. Financial objectives are measured in part for the fourth fiscal quarter because certain of the Company’s financial goals include positioning the Company for growth in 2008 and subsequent years.

•	Strategic Goals. Achievement by the Company of certain strategic goals and initiatives, including development of certain business segments or business lines, business development, product development, corporate development, process improvements and other strategic goals. Achievement of these goals is measured based on a combination of quantitative and qualitative targets.

•	Individual Performance. The individual participant’s performance, measured both by criteria applicable to all of the participants and specific goals for the individual.

The weight given to the points in each category varies by participant, as follows:

	Financial	Strategic	Individual
	Objectives	Goals	Performance

Chief Executive Officer	70%	15%	15%
Other Executive Officers	50%	25%	25%

Each participant has a proposed bonus amount equal to a percentage of base salary that is determined based on the participant’s title. This bonus amount is achieved if the participant achieves the targeted amount of points. The proposed bonus amount for each participant, if he or she achieves the targeted amount of points, is as follows:

Percentage
of Base Salary

Chief Executive Officer	120%
Other Executive Officers	70%

The points are increased or decreased in proportion to the percentage by which the targeted levels are exceeded or missed. If the target points for a participant are exceeded in all categories, or in a combination of categories such that the total points exceed the total targeted amount of points, then the amount of bonus for that participant may be in excess of the applicable percentage set forth above. The Compensation Committee and the Board of Directors retain discretion to modify the bonus awards to any participant.

The Compensation Committee believes that this bonus plan is designed to reward participants for achievement of an appropriate combination of goals and objectives that enhance both short- and long-term value. The plan measures performance against both financial performance in 2007 and strategic goals and objectives that are designed to increase long-term value even if they may have a negative impact on certain financial measures for 2007. The participants are rewarded as a team for achievement of both the financial objectives and the strategic goals, rather rewarding the participants more heavily based on performance within their particular areas of corporate responsibility. The purpose is to reward the participants for focusing on a unified set of corporate objectives. Individual performance is measured based on criteria that complement the unified corporate objectives. The financial objectives for 2007, however, are weighted more heavily in the calculation of the Chief Executive Officer’s bonus, consistent with his overall executive responsibility for management of the Company’s financial performance, although his performance also is measured against achievement of strategic goals that may have long-term value even if they result in short-term negative financial impact. The Compensation Committee believes that the objectives and goals on which the plan are based contain a combination of targets that either are within the projections for performance contemplated by the Company or represent aggressive goals and objectives in excess of, or additional or supplemental to, current projections.

Equity-Based Compensation

Equity-based compensation also is an important element of the Company’s compensation program. The Company may issue stock options under the 1999 and 2004 Stock Option Plans and stock options, restricted stock and RSUs under the 2006 Stock Incentive Plan, all of which have been approved by the Company’s stockholders. The Compensation Committee determines in its sole discretion, subject to the terms and conditions of the plans, the form of the award based upon a combination of current compensation and long term growth incentives, and the size of a particular award based upon its subjective assessment of the individual’s performance, responsibility and functions and how this performance may have contributed to the Company’s performance. The Compensation Committee believes awards pursuant to the equity plans align the interests of management with those of the Company’s stockholders by emphasizing long-term stock ownership and increases in stockholder value. The purpose of the equity plans is to encourage executives and others to acquire a larger proprietary interest in the Company, thereby further stimulating their active interest in the development and financial success of the Company. The number of awards that the Compensation Committee will grant to executive officers will be based on individual performance and level of responsibility. Since stock option awards are tied to the future performance of the Company’s Common Stock, they will provide value only if the price of the Company’s Common Stock exceeds the exercise or grant price of the stock options.

After considering the recently issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R), public comment on the accounting treatment of stock options, and the requirement that stock options be treated as an expense in the Company’s financial statements, the Compensation Committee in the fourth quarter of 2005 and first quarter of 2006 evaluated and then recommended certain changes to the Company’s existing stock option awards and alternatives to traditional stock option grants for equity awards, including grants of restricted stock and RSUs for all participants in the Company’s equity based plans and the acceleration of the vesting of certain unvested “out-of-the-money” stock options previously awarded. In making this determination, the committee considered that the value of restricted stock and RSU awards fluctuates based on the trading price of the Company’s Common Stock and that these awards will provide value to the recipient even if the future per share trading price is below the grant date trading price.

For 2006, the Committee determined that the equity-based compensation would be in the form of RSUs which vest in three equal annual installments starting on the first anniversary date of grant. The Committee determined that time vesting RSUs was appropriate for retention purposes because a large portion of the previously issued stock options held by the executive officers and other key management were significantly “out of the money” and provided little long-term incentive or retention benefits to the recipients. The grants were approved by the Board of Directors of the Company. In determining awards, we do not consider the equity ownership of the employees or prior awards that have vested. Our practice for the 2006 RSU grants is to determine an approximate dollar amount of equity compensation to be granted and then to grant a round number of RSUs that have a fair market value approximating that amount on the date of grant. The Committee reserves the right to establish different criteria for grants in the future years. As the RSU’s were granted under the Company’s 2006 Stock Incentive Plan, and at the time of approval of the grants the 2006 Stock Incentive Plan was subject to approval by the shareholders of the Company at the Annual Meeting, the date of grant of each of the RSU’s was the date of approval by the shareholders at the Annual Meeting. The RSUs vest in three equal installments on March 1, 2007, March 1, 2008 and March 1, 2009. We also issued a small number of stock options in 2006 to certain newly hired employees and certain employees who received promotions to officer positions, including to Mr. Scanlon upon his hiring. Mr. Scanlon received stock options rather than RSUs consistent with the primary focus of his position upon his hiring, which is on strategic growth of the company. The date of grant of the options to Mr. Scanlon was the first date of his employment by the Company.

In February 2007, the Committee determined that the equity-based compensation would be in the form of a combination of stock options at the current fair market value of the stock and RSUs, each of which vest in four equal annual installments starting on the first anniversary date of grant. The Committee determined that a combination of stock options and time vesting RSUs was appropriate in order to provide a combination of current compensation and long term growth incentive. The date of grant of each of the RSUs and stock options is the date that the grants were approved by the Compensation Committee and the independent members of our Executive Committee. The Committee intends to consider granting stock options, restricted stock and RSUs or any combination of the foregoing in future years.

Perquisites

The only material perquisite provided to executive officers is reimbursement for annual membership dues for a country club for Mr. Stanfield, and automobile allowances and supplemental health insurance benefit allowances for Messrs. Stanfield, Dittersdorf, Scanlon and Tsantes.

Employment Agreements

We have entered into employment agreements with certain of our executive officers. Each of these agreements has change in control provisions which are designed to promote stability and continuity of senior management. These agreements, including change in control payments, are more fully described in “Employment and Non-Competition Agreements.”

Stock Ownership Guidelines

We do not have any guidelines for ownership by our executives of any specified amounts of our stock.

Role of Executive Officers in Determining Executive Compensation For Named Executive Officers

In connection with 2006 compensation, the CEO, aided by our human resources and business planning and analysis departments, provided statistical data and recommendations to the Compensation Committee to assist it in determining compensation levels. While the Compensation Committee utilized this information, and valued the CEO’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were recommended by the Compensation Committee.

Accounting and Tax Considerations

Under Section 162(m) of the Internal Revenue Code , a publicly-held corporation may not take a tax deduction for compensation in excess of $1,000,000 paid to the chief executive officer or the other four most highly compensated executive officers, other than certain qualified “performance-based” compensation. The Compensation Committee continues to evaluate maximizing the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers. The Company believes that stock options qualify as performance-based compensation and are not subject to deductibility limitations under Section 162(m) of the Code; however, grants of restricted stock and RSUs which are not subject to specific quantitative performance measures will likely not qualify as “performance based” compensation and, in such event, would be subject to the deductibility limitations of Section 162(m). Accordingly, as the RSU’s granted to certain of our executive officers in 2006 vest in future years, a portion of the consideration paid to these executive officers in those years will be non-deductible under Section 162(m).

Our equity compensation grant policies have been impacted by the implementation of SFAS 123R, which we adopted in the first quarter of fiscal year 2006. See “Equity-Based Compensation” above for a further discussion.

The Compensation Committee continues to monitor the impact of Sections 280G and 4999 of the Internal Revenue Code in the event of a change of control of the company. Although none of the current employment arrangements with the executive officers contemplate any steps or actions to mitigate the impact of any “excess parachute payments” on either the Company or the executive, the committee retains the discretion it deems necessary to reduce or eliminate the impact of any “excess parachute payments” not being deductible by the company and subject to a 20% excise tax on the recipient.

The Compensation Committee continues to monitor the implementation of the rules and regulations pursuant to Section 409A of the Internal Revenue Code, which, among other things, could cause certain types of deferred payments to be subject to additional taxes and penalties. While the Company believes that its current employment arrangements and agreements do not give rise to any negative consequences under

Section 409A, it is the Company’s current intention to structure any new employment arrangements or agreement, or if need be amend existing employment arrangements or agreements, to reduce or eliminate any adverse effects of Section 409A.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Thomas L. Kempner
Steven F. Piaker
William J. Wilson

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The following is a schedule of all persons who, to our knowledge, beneficially owned more than 5% of the outstanding common stock of the Company as of April 10, 2007:

	Number of Shares	Percent
Name and Address	Beneficially Owned	of Stock

Loeb Holding Corporation(1)	7,127,768	41.1%
61 Broadway New York, NY 10006
Heartland Advisors, Inc.(2)	1,790,199	10.5%
789 North Water Street Milwaukee, WI 53202
Conning Capital Partners V, L.P.(3)	1,744,904	10.2%
a fund managed by CCP Fund Managers, LLC City Place II 158 Asylum Street Hartford, CT 06103

(1)	According to Schedule 13G filed with the SEC on February 14, 2005. Includes 210,875 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date hereof. Thomas L. Kempner, one of our directors, is the beneficial owner of 51% of the voting stock of Loeb Holding Corporation and disclaims beneficial ownership of our common stock held by Loeb Holding Corporation except to the extent of his pecuniary interest in Loeb Holding Corporation.

(2)	According to Schedule 13G/A filed with the SEC on April 10, 2007 by Heartland Advisors, an investment adviser registered with the SEC, and William J. Nasgovitz, President and principal shareholder of Heartland Advisors. The shares may be deemed beneficially owned by (a) Heartland Advisors by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (b) Mr. Nasgovitz, as a result of his ownership interest in Heartland Advisors. Heartland Advisors and Mr. Nasgovitz each specifically disclaim beneficial ownership of any shares reported on such Schedule 13G/A

(3)	According to Schedule 13G filed with the SEC on February 9, 2005, Steven Piaker, one of our directors, is a partner and member of CCP Fund Managers, LLC. CCP Fund Managers, LLC is the manager member of Conning Investment Partners V, L.L.C., which is the general partner of Conning Capital Partners V, L.P.

CCP Fund Managers has investment and voting control over the shares held by Conning Capital Partners V, L.P., which it exercises through majority vote of its five-member investment committee, consisting of John B. Clinton, Preston B. Kavanagh, Michael E. Aspinwall, David W. Young and Mr. Piaker. Mr. Piaker is also a member of Conning Investment Partners V, L.L.C. Mr. Piaker disclaims beneficial ownership of the shares of common stock owned by Conning Capital Partners V, L.P.

Security Ownership of Directors and Executive Officers

The following is a table of the security ownership of our directors and named executive officers as of April 10, 2007:

	Number of Shares	Percent
Name and Address	Beneficially Owned(1)	of Stock

Michael R. Stanfield	1,815,197	9.6%
Madalyn Behneman	13,527	*
John M. Casey	—	—
Debra R. Hoopes	—	—
Neal Dittersdorf	173,019	1.0%
George K. Tsantes	141,533	*
Steven Schwartz	48,390	*
Kenneth D. Schwarz	412,654	2.4%
C. Patrick Garner	—	—
Thomas G. Amato	13,715	*
James L. Kempner(2)	46,061	*
Thomas L. Kempner(3)	7,147,082	41.7%
David A. McGough	142,289	*
Norman N. Mintz(4)	54,660	*
Steven F. Piaker(5)	1,755,119	10.3%
William J. Wilson	26,863	*
All executive officers and directors as a group (13 persons)	11,387,455	59.0%

*	Less than 1%.

(1)	Includes or consists of the following shares which such persons have, or will within 60 days of April 1, 2007 have, the right to acquire upon the exercise of stock options: Mr. Stanfield — 1,780,810 (359,112 of which are owned by a trust over which Mr. Stanfield has sole voting and investment power); Ms. Behneman — 12,500; Mr. Dittersdorf — 163,845; Mr. Tsantes — 125,000; Mr. Schwartz — 45,000; Mr. Schwarz — 412,654; Mr. Amato — 8,549; Mr. Thomas Kempner — 8,549; Mr. McGough — 8,549; Mr. Mintz — 8,549; Mr. Piaker — 8,549; Mr. Wilson — 14,098; and 2,183,998 for all directors and executive officers as a group.

(2)	Includes 44,394 shares held in trusts for the benefit of his children as to which shares he has investment discretion. Mr. Kempner disclaims beneficial ownership.

(3)	Includes 7,127,768 shares and 210,875 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date hereof held by Loeb Holding Corporation. Mr. Kempner is the beneficial owner of 51% of the voting stock of Loeb Holding Corporation and disclaims beneficial ownership of our common stock held by Loeb Holding Corporation except to the extent of his pecuniary interest in Loeb Holding Corporation. Also, includes 9,099 shares held by his wife and to which he disclaims beneficial ownership.

(4)	Includes 44,445 shares held by his wife and to which he disclaims beneficial ownership.

(5)	Includes 1,744,904 shares held by Conning Capital Partners V, L.P. According to Schedule 13G filed with the SEC on February 9, 2005, Mr. Piaker is a partner and member of CCP Fund Managers, LLC. CCP

Fund Managers, LLC is the manager member of Conning Investment Partners V, L.L.C., which is the general partner of Conning Capital Partners V, L.P. CCP Fund Managers has investment and voting control over the shares held by Conning Capital Partners V, L.P., which it exercises through majority vote of its five-member investment committee, consisting of John B. Clinton, Preston B. Kavanagh, Michael E. Aspinwall, David W. Young and Mr. Piaker. Mr. Piaker is also a member of Conning Investment Partners V, L.L.C. Mr. Piaker disclaims beneficial ownership of the shares of common stock owned by Conning Capital Partners V, L.P.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Digital Matrix Systems, Inc.

The chief executive officer and president of DMS serves as a member of our board of directors.

In November 2001, we entered into a service agreement with DMS that provides for services that assist us in monitoring credit on a daily and quarterly basis for $20 thousand per month. In December 2004, we entered into a contract with DMS that provides for certain on-line credit analysis services. In connection with these agreements, we paid monthly installments totaling $840 thousand, $894 thousand and $960 thousand for the years ended December 31, 2004, 2005 and 2006 respectively. These amounts are included within cost of revenue in the accompanying consolidated statements of operations. Additional amounts totaling $66 thousand were paid to DMS for various consulting and communication services, included within general and administrative expenses on the accompanying consolidated statements of operations and computer programming included within capitalized software on the accompanying consolidated balance sheet.

On March 8, 2007, we entered into a master agreement under which DMS provides us certain data processing services and which supersedes the prior service agreement. Under the agreement, we will pay for these services with a combination of fixed monthly fees and transaction fees. In addition, from time to time DMS may provide certain custom technology development or consulting services, on either a fixed fee or time and materials basis. We are obligated to make future payments of $432,000 through December 31, 2007.

We also are party to a professional services agreement under which DMS will provide additional development and consulting services pursuant to work orders that are agreed upon by the parties from time to time. The agreement has an effective date of November 11, 2005. The initial term of the agreement is two years, with successive automatic renewal terms of two years, but is terminable without cause by either party upon 90 days notice to the other party. As of December 31, 2006, $3,000 has been paid under this agreement.

Relationship with Lazard Frères

One of our directors, James L. Kempner, is a Managing Director at Lazard Frères. Lazard Frères provides from time to time investment banking and financial advisory services to us. Any arrangements with Lazard Frères have been and will be negotiated on an arm’s length basis and the terms and fees are as favorable as those we could have obtained from unrelated third parties.

Registration Rights

Loeb Holding Corporation, Conning Capital Partners and certain of our directors have registration rights pursuant to which each such stockholder may require us, from time to time, to register for sale to the public under the Securities Act of 1933 any shares of common stock owned by them. In addition, each of these stockholders has piggyback registration rights that allow them to include their shares of common stock in registration statements initiated by us. These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in a registration statement.

Policies and Procedures With Respect to Transactions with Related Persons

We have adopted written policies and procedures with respect to the approval of related person transactions. Pursuant to this policy, subject to certain exceptions, the Audit Committee of our Board of Directors must approve any related person transaction between the company and any related person (as defined in Item 404 of Regulation S-K), other than transactions available to all employees and shareholders generally, transactions involving less that $10,000 when combined with all similar transactions and executive officer and director compensation matters otherwise required to be disclosed by us and approved by the Compensation Committee or the Board of Directors. The Chair of the Audit Committee has the authority to approve any related person transaction involving less that $120,000.

In determining whether to approve an interested transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If a related person transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related person. Thereafter, the Audit Committee, on at least an annual basis, reviews and assesses ongoing relationships with the related person to see that they are in compliance with those guidelines and that the interested transaction remains appropriate. In addition, our policy requires that our General Counsel institute and maintain specific procedures to ensure that the Company maintains records of related persons and related person transactions and that we disclose on a timely basis all related person transactions that are required to be disclosed in our SEC filings.

Our board of directors has determined that the company’s charitable contribution program shall be subject to the same approval process as related person transactions, except that the Chief Executive Officer has authority to make and approve charitable contributions, on our behalf and in furtherance of our corporate goals, in an aggregate amount not to exceed $50,000 per year but not more than $10,000 per year to any single recipient (or group of related recipients). In addition, the related person transaction policy applies to the hiring of immediate family members of any of our directors or executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that during 2006 our officers, directors and holders of more than 10% of our common stock complied with all filing requirements under Section 16(a) of the Exchange Act. In making this disclosure, we have relied solely on written representations of our directors, officers and holders of more than 10% of the Company’s common stock and on copies of reports that have been filed with the Securities and Exchange Commission.

OTHER MATTERS

Stockholder Proposals

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2008 must be received by us on or prior to December 24, 2007 to be eligible for inclusion in our Proxy Statement and form of Proxy to be used in connection with such meeting. Any notice of shareholder proposals received after this date is considered untimely.

Other Business

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

Michael R. Stanfield
Chairman of the Board of Directors

Dated: April 23, 2007

INTERSECTIONS INC. 2007 ANNUAL MEETING OF STOCKHOLDERS — MAY 23, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Intersections Inc., a Delaware corporation, hereby appoints Michael R. Stanfield, Madalyn C. Behneman and Neal B. Dittersdorf and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at 11:00 AM, local time, on May 23, 2007, and at any adjournment or adjournments thereof (the “Meeting”), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF INTERSECTIONS INC. May 23, 2007 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. To elect 8 nominees for Directors: 2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal NOMINEES: year ending December 31, 2007 FOR ALL NOMINEES O Michael R. Stanfield O Thomas G. Amato 3. With discretionary authority upon such other matters as may properly come WITHHOLD AUTHORITY O James L. Kempner before the Meeting FOR ALL NOMINEES O Thomas L. Kempner O David A. McGough FOR ALL EXCEPT O Norman N. Mintz THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER (See instructions below) DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED O Steven F. Piaker O William J. Wilson FOR THE ELECTION OF THE NOMINEES SET FORTH HEREIN, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.